Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Third Quarter 2011 Results
- Revenue Increase 8.2%, Operating Profit Higher -
- Raises Base of 2012 Estimated Revenue Range, Sees Growth in 2012 and Beyond -
- Weaker Foreign Currency Contributes to Lower Base in 2011 EPS Range -
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA November 1, 2011 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the third quarter of 2011.  Summary comparative results were as follows:

	Three Months Ended September 30,
($ millions, except per-share data )	2011	2010

Net Sales	$293.6	$271.4
Gross Profit	81.4	74.7
Reported Operating Profit	26.1	25.3
Adjusted Operating Profit (1)	27.4	23.7
Reported Diluted EPS	$0.49	$0.51
Adjusted Diluted EPS(1)	$0.53	$0.46

(1) See “Restructuring and Other Items” section of the release and “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release for a description of items excluded from “Adjusted” amounts.

Third-quarter 2011 net sales of $293.6 million were 8.2% higher than the same period last year, or 3.5% higher excluding the favorable effects of currency translation.  Sales in the Company’s larger Pharmaceutical Packaging Systems business grew 9.2%, or 3.4% excluding currency-related improvements, and revenue in Pharmaceutical Delivery Systems grew 4.2%, or 2.4% excluding currency translation. The Company’s backlog of committed sales orders at the end of the quarter grew faster than sales when compared to that backlog at September 30, 2010, reflecting continuing growth and a lengthening of the average lead-time for sales orders.

Consolidated gross profit margin increased to 27.7% from 27.5% in the same 2010 period, with the combined effects of price increases, production efficiencies, and improved sales mix exceeding the impact of higher raw material costs.  R&D increased to 2.6% of sales, from 2.2% in the prior-year period, as a result of a $1.8 million increase in spending, relating primarily to the Company’s SmartDose™ delivery system, and net of a reclassification of a $0.4 million R&D incentive that was previously reflected as a reduction of income tax expense. SG&A costs increased $0.8 million, but decreased as a percentage of sales by 1.0 percentage point, to 15.5%. The improvement was the result of lower compensation costs, including $1.1 million of lower stock-based compensation and a net $0.8 million reduction in other compensation, which substantially offset $1.4 million of unfavorable currency translation and a combined increase in other costs. These contributed to a 15.6% increase in Adjusted Operating Profit and a 15.2% increase in Adjusted Diluted EPS, compared to the prior-year quarter.

The Company updated full-year estimated 2011 financial guidance for sales, to between $1.18 and $1.20 billion, and for Adjusted Diluted EPS, to between $2.28 and $2.35 per share.

Executive Commentary

“We delivered a strong performance in what can be a seasonally challenging third  quarter, generating revenues and operating profits that were in line with our expectations,” said Donald E. Morel Jr., PhD, West’s Chairman and Chief Executive Officer. “Pharmaceutical Packaging Systems results benefited from stronger foreign currency and higher prices. We passed a greater portion of higher raw material costs on to customers during the quarter, through a mid-year surcharge and contract-price escalators. In the Pharmaceutical Delivery Systems segment, contract manufacturing revenue and profitability exceeded our expectations, helping to mitigate the comparative effects of contracted price reductions that took effect since last year and slower than expected proprietary device sales. Overall, sales and our sales backlog continue to grow and we expect a strong finish to the year.”

“For 2012, we expect revenues to grow in the range of 4% to 6% at constant exchange rates, driven by high-value packaging and prefilled syringe components in the Pharmaceutical Packaging segment.  We expect modest growth from proprietary devices next year, as development work for the SmartDose™ electronic patch injector continues, and our customers execute their pre-marketing and manufacturing trials for Daikyo Crystal Zenith® products. The significant growth opportunities for those products still lie beyond 2012.”

“We have updated our long-term strategic planning goals as part of our annual five-year planning process. Based on the persistent strength of our Pharmaceutical Packaging Systems business and the visible growth potential within the Pharmaceutical Delivery Systems segment, we currently estimate that the growth potential of these combined businesses will generate revenues between $1.7 billion and $1.9 billion in 2016, with operating margins in the high teens. These goals reflect our belief that Packaging Systems can generate steady growth, driven by the continuing improvement in the quality and profitability of its product sales mix. Based on our views of the requirements of relevant markets, we remain convinced that the products in development within the Delivery Systems group will achieve meaningful clinical and commercial volumes over the planning period, providing a broad foundation for growth in the years ahead.”

Pharmaceutical Packaging Systems

Pharmaceutical Packaging Systems sales of $209.1 million increased 9.2% from the $191.5 million reported in the third quarter of 2010.  Sales improved 3.4% excluding foreign currency translation, on increased sales of a broad range of pharmaceutical packaging and disposable device components, as well as increased laboratory service revenues. Those improvements overcame lower product development service revenue and the continuing adverse impact of certain customer-specific sales reductions that are associated with regulatory actions that continued to limit one customer’s production levels and reduced end-market utilization of a specific drug product.  Sales of the Company’s high-value packaging products increased modestly excluding currency, led by sales of the recently introduced Envision products and other product sales improvements, which more than compensated for the adverse impact of the previously mentioned, customer-specific sales reductions on high-value packaging.  The biggest regional percentage gain in reported sales was in Asia, while the larger European business contributed most to the sales increase.  The customer-specific reductions noted above primarily affected sales in North America and contributed to overall lower sales in the region.

Gross profit of $66.0 million was 12.8% higher than the $58.5 million recorded in the prior-year period due to higher selling prices, a modestly stronger sales mix and volume-related efficiencies, which combined to offset the effects of increased raw material costs. Those items contributed to a 1.1 percentage point increase in gross profit margin, to 31.6%.

Packaging Systems’ SG&A costs increased $1.2 million, but were essentially flat excluding the adverse effects of currency translation. Reported SG&A costs were 13.3% of sales, 0.6 percentage points lower than in the 2010 period. R&D costs were $0.5 million higher than in the prior-year period.  Resulting operating profit was $34.8 million, compared to $29.4 million in the third quarter of 2010.

Pharmaceutical Delivery Systems

Pharmaceutical Delivery Systems sales of $84.5 million in the quarter were 4.2% above the same 2010 period, or 2.4% higher excluding currency translation.  Stronger sales of contract-manufactured healthcare products were led by increased sales of customers’ pen- and auto-injector devices, which offset $1.8 million in price reductions under other contract-manufacturing agreements that took effect since the prior period. Contract manufacturing revenues comprised 81% of sales in the quarter and proprietary products generated 19% of revenues.

Gross profit was $15.4 million in the quarter, compared to $16.2 million in the 2010 period, and gross margin was 18.2%, a decline of 1.8 percentage points.  Contracted price reductions accounted for substantially all of the decline, as other changes in pricing and production efficiencies more than compensated for increases in material costs.

R&D spending grew $1.3 million, to $4.9 million or 5.8% of revenue, primarily as a result of the development effort for the SmartDose™ electronic-patch–injector system.  SG&A costs declined slightly to $8.8 million.  Operating profit was $1.7 million, or $1.9 million below the prior year, with the decline attributable primarily to the contracted price reductions and increased R&D spending.

Corporate and Other

U.S. pension expense increased by $0.2 million, to $3.2 million, in the third quarter compared to the same period last year as a result of revisions in the valuation of pension plan assets and liabilities at the beginning of the year. Stock-based compensation decreased $1.1 million due to a decline in the Company’s share price in the quarter. Other unallocated corporate, general and administrative costs increased $0.7 million, primarily a result of higher incentive compensation and outside-service costs.

Net interest expense of $4.1 million was unchanged from the prior-year period. Income tax expense on income excluding the items described in “Restructuring and Other Items” is based on an estimated annual effective tax rate for 2011 of 25.6%. An estimated annual rate of 24.2% was used in the third quarter of 2010. The increase was primarily because of two changes in foreign tax laws since the prior-year period.

Net income included $1.5 million of equity in earnings of affiliated companies, a $0.4 million increase over the prior year. The increase was attributed primarily to operating results at Daikyo Seiko, Ltd., the Company’s 25% owned affiliate in Japan.

Restructuring and Other Items

Severance, facility closing costs and asset transfers resulted in $1.0 million in pre-tax restructuring costs in the quarter pursuant to plans announced in the fourth quarter of 2010. That plan included, among other changes, the closing of the Company’s Montgomery, Pennsylvania facility, and a reduction of operations at its Cornwall, England facility. Savings associated with the plan are expected to be approximately $6 million in 2011 and are expected to increase to $12 million annually following the anticipated completion of the plan in 2012. During the third quarter of 2010, the Company recognized $0.2 million of pre-tax charges associated with an earlier restructuring plan.

A net charge of $0.3 million was recognized in the quarter for an increase in the estimated liability for contingent consideration associated with the 2010 acquisition of the SmartDose technology.  In the prior-year period, reported results included $1.8 million of income from a reduction in the estimated liability for contingent consideration related to our July 2009 acquisition of the eris™ safety syringe system.

Discrete tax charges of $0.7 million in the quarter related primarily to a change in the U.K. statutory tax rate. The 2010 quarter included $0.5 million in net discrete tax benefits, which related mostly to the resolution of tax contingencies relating to other periods.

For further information, please see “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Financial Guidance

The Company provided an update to its full-year 2011 revenue and earnings per share financial guidance, which is summarized as follows:

(in millions, except EPS)	Previous Guidance	Updated Guidance
Consolidated Revenue(2)	$1,170 to $1,200	$1,180 to $1,200
Consolidated Gross Profit Margin	28.6%	28.3%
Pharmaceutical Packaging Systems Revenue(2)	$840 to $860	$850 to $860
Pharmaceutical Packaging Systems Gross Profit Margin (% of Sales)	32.2%	32.0%
Pharmaceutical Delivery Systems Revenue (2)	$330 to $340	$330 to $340
Pharmaceutical Delivery Systems Gross Profit Margin (% of Sales)	19.3%	18.8%

Full-Year Adjusted Diluted EPS(2)	$2.30 to $2.40	$2.28 to $2.35

(2) See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release. The principal currency assumption in these estimates is for the translation of the Euro at $1.37 for the remainder of 2011.

Sales expectations are based on year-to-date results, expected translation of foreign-currency sales and growth in the sales backlog.  Revisions to gross margin and Adjusted Diluted EPS expectations reflect, among other things, the year-to-date results, the sales and sales-mix expectations and expected increases in production and other costs, including raw materials and the adverse effects of foreign exchange on costs.

The consequences of items described in “Supplemental Information and Notes to Non-GAAP Financial Measures” were excluded from the calculation of 2011 Adjusted Diluted EPS for the current three- or nine-month periods, and any similar items that may be incurred during the remainder of the year, are excluded from the Adjusted Diluted EPS guidance.

The Company expects 2011 capital spending to be between $115 million and $120 million, excluding an estimated $31 million of current-year commitments to the planned construction of a new corporate headquarters and research facility that will be funded in 2013.

Long-term Outlook

The Company updated its long-term outlook for sales and profitability, indicating that its long-term planning objectives include revenues in the range of $1.7 billion to $1.9 billion and an operating profit margin percentage in the high teens in 2016, the final year in its long-term planning cycle.

The achievement of those planning goals will depend on continuing, profitable growth in both business segments, and the success of high-value packaging and delivery products and systems.  In Pharmaceutical Packaging Systems, we expect that our planning goals will be realized through a more profitable mix of products, driven by the anticipated growth in demand for increasing quality in pharmaceutical packaging components, including elastomer formulations that minimize variability and drug interaction, barrier and lubricity coatings, surface cleanliness, sterilization, vision inspection, specialized bulk packaging of components and quality certifications.

Pharmaceutical Delivery Systems achievement of its larger contribution to overall growth will turn on the adoption of the Company’s new products, led by Daikyo Crystal Zenith insert-needle prefillable syringes, CZ in other containment and delivery formats, safety and reconstitution and delivery devices. Achieving these new-product objectives depends on customers adopting the Company’s new components and systems for use in connection with new and existing drug products, which is in the customers’ control.

The Company’s earlier statements concerning long-term outlook were for sales of $1.6 billion and an operating margin of 19% in the year 2014.  Compared to that plan, the Company’s updated outlook reflects an additional development period of up to one year to allow for completion of formal stability testing, engineering validation of dedicated filling lines, and the requisite regulatory submissions and evaluations of Daikyo Crystal Zenith products.

Third-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate, please dial 800-638-4930 (U.S.) or 617-614-3944 (International). The passcode is 60536446.

A live broadcast of the conference call and the accompanying slide presentation will be available at the Company’s web site, www.westpharma.com, in the “Investors” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to view the slide presentation and listen to the Internet broadcast.  The slides are in “pdf” format and can be downloaded by selecting “Presentations” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the site two hours after the live call and will be available through Tuesday, November 8, 2011, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 91175481.

 WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010
Net sales	$293.6	100%	$271.4	100%	$896.9	100%	$827.9	100%
Cost of goods and services sold	212.2	72	196.7	72	642.9	72	587.8	71
Gross profit	81.4	28	74.7	28	254.0	28	240.1	29
Research and development	7.7	2	5.9	2	21.9	2	17.0	2
Selling, general and administrative expenses	45.7	16	44.9	17	144.8	16	137.2	17
Restructuring and other items	1.3	1	(1.6)	-	3.9	1	(0.6)	-
Other expense, net	0.6	-	0.2	-	0.8	-	1.7	-
Operating profit	26.1	9	25.3	9	82.6	9	84.8	10
Interest expense, net	4.1	1	4.1	1	12.9	1	11.8	1
Income before income taxes	22.0	8	21.2	8	69.7	8	73.0	9
Income tax expense	6.6	2	4.5	2	17.9	2	17.3	2
Equity in net income of affiliated companies	1.5	-	1.1	-	4.9	-	3.6	-
Net Income	$16.9	6%	$17.8	6%	$56.7	6%	$59.3	7%

Net income per share:
Basic	$0.50		$0.53		$1.69		$1.78
Assuming Dilution	$0.49		$0.51		$1.62		$1.70

Average common shares outstanding	33.8		33.4		33.6		33.3
Average shares assuming dilution	37.0		36.7		37.0		36.7

WEST PHARMACEUTICAL SERVICES, INC.
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Net Sales:	2011	2010	2011	2010
Pharmaceutical Packaging Systems	$209.1	$191.5	$647.1	$591.3
Pharmaceutical Delivery Systems	84.5	81.0	251.4	239.9
Eliminations	-	(1.1)	(1.6)	(3.3)
Consolidated Total	$293.6	$271.4	$896.9	$827.9

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$34.8	$29.4	$114.9	$106.8
Pharmaceutical Delivery Systems	1.7	3.6	5.9	8.5
U.S. pension expense	(3.2)	(3.0)	(9.8)	(10.2)
Stock-based compensation expense	0.2	(0.9)	(4.8)	(4.1)
General corporate costs	(6.1)	(5.4)	(17.6)	(16.8)
Adjusted Operating Profit	27.4	23.7	88.6	84.2
Restructuring and other items	(1.3)	1.6	(6.0)	0.6
Reported Operating Profit	$26.1	$25.3	$82.6	$84.8

WEST PHARMACEUTICAL SERVICES, INC.
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2011
 (in millions, except per share data)

	As Reported September 30, 2011	Restructuring & related charges	Acquisition-related contingencies	Discrete tax items	Non-GAAP September 30, 2011
Operating profit	$26.1	$1.0	$0.3	$-	$27.4
Interest expense, net	4.1	-	-	-	4.1
Income before income taxes	22.0	1.0	0.3	-	23.3
Income tax expense	6.6	0.4	0.1	(0.7)	6.4
Equity in net income of affiliated companies	1.5	-	-	-	1.5
Net income	$16.9	$0.6	$0.2	$0.7	$18.4

Net income per diluted share	$0.49	$0.02	$-	$0.02	$0.53

WEST PHARMACEUTICAL SERVICES, INC.
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2010
 (in millions, except per share data)

	As Reported September 30, 2010	Restructuring & related charges	Acquisition-related contingencies	Discrete tax items	Non-GAAP September 30, 2010
Operating profit	$25.3	$0.2	$(1.8)	$-	$23.7
Interest expense, net	4.1	-	-	-	4.1
Income before income taxes	21.2	0.2	(1.8)	-	19.6
Income tax expense	4.5	0.1	(0.2)	0.5	4.9
Equity in net income of affiliated companies	1.1	-	-	-	1.1
Net income	$17.8	$0.1	$(1.6)	$(0.5)	$15.8

Net income per diluted share	$0.51	$-	$(0.04)	$(0.01)	$0.46

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

WEST PHARMACEUTICAL SERVICES, INC.
NON-GAAP MEASURES (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2011
 (in millions, except per share data)

	As Reported September 30, 2011	Restructuring & related charges	Acquisition-related contingencies	Special separation benefits	Discrete tax items	Non-GAAP September 30, 2011
Operating profit	$82.6	$4.3	$(0.4)	$2.1	$-	$88.6
Interest expense, net	12.9	-	-	-	-	12.9
Income before income taxes	69.7	4.3	(0.4)	2.1	-	75.7
Income tax expense	17.9	1.5	-	0.8	(0.8)	19.4
Equity in net income of affiliated companies	4.9	-	-	-	-	4.9
Net income	$56.7	$2.8	$(0.4)	$1.3	$0.8	$61.2

Net income per diluted share	$1.62	$0.07	$(0.01)	$0.04	$0.02	$1.74

WEST PHARMACEUTICAL SERVICES, INC.
NON-GAAP MEASURES (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2010
 (in millions, except per share data)

	As Reported September 30, 2010	Restructuring & related charges	Acquisition- related contingencies	Non-GAAP September 30, 2010
Operating profit	$84.8	$1.2	$(1.8)	$84.2
Interest expense, net	11.8	-	-	11.8
Income before income taxes	73.0	1.2	(1.8)	72.4
Income tax expense	17.3	0.4	(0.2)	17.5
Equity in net income of affiliated companies	3.6	-	-	3.6
Net income	$59.3	$0.8	$(1.6)	$58.5

Net income per diluted share	$1.70	$0.02	$(0.04)	$1.68

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.

SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

1)
Use of Non-GAAP Financial Measures- This press release and the preceding discussion of our results and the accompanying financial tables use non-GAAP financial measures. West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain business trends relating to West’s financial condition, results of operations and the Company’s overall performance.  Our executive management team uses Adjusted Operating Profit and Adjusted Diluted EPS to evaluate the performance of the Company in terms of profitability and to compare operating results to prior periods. Adjusted Operating Profit is also used to evaluate changes in the operating results of each segment and to allocate resources to our segments.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP.  The principal limitation of such non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded.  In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded from the non-GAAP financial measures.  In order to compensate for these limitations, our executive management presents its non-GAAP financial measures in connection with its GAAP results.  We urge investors and potential investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures, and not rely on any single financial measure to evaluate the Company’s business.

In calculating Adjusted Operating Profit and Adjusted Diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.

The following is a description of the items excluded from Adjusted Operating Profit and Adjusted Diluted EPS:

Restructuring and related charges:  During the three and nine months ended September 30, 2011, we recognized restructuring and related charges totaling $1.0 million and $4.3 million, respectively. The majority of these charges were for employee severance and benefits and asset transfer and facility closure costs incurred as part of the restructuring program adopted in December 2010.

During the three and nine months ended September 30, 2010, we incurred restructuring and related charges of $0.2 million and $1.2 million, respectively, as part of our restructuring plan announced in the fourth quarter of 2009. The majority of these charges relate to fixed asset transfers and other related costs incurred as part of a plan to consolidate certain manufacturing operations and support functions.

Acquisition-related contingencies:  During the three and nine months ended September 30, 2011, we increased the liability for contingent consideration related to our 2010 acquisition of an electronic-patch-injection technology used in our SmartDose™ product line.  During the nine months ended September 30, 2011, we also reduced the liability for contingent consideration related to our July 2009 eris™ safety syringe system acquisition by $0.8 million. During the three and nine months ended September 30, 2010, we reduced the liability for contingent consideration related to our July 2009 eris™ safety syringe system acquisition by $1.8 million.

Discrete tax items:  During the three and nine months ended September 30, 2011, we recognized discrete tax charges of $0.7 million and $0.8 million, respectively, which primarily related to a change in the U.K. tax rate. During the three months ended September 30, 2010, we recognized $0.5 million in discrete tax benefits, primarily related to the resolution of tax contingencies relating to other periods.

Special separation benefit:  During the nine months ended September 30, 2011, we incurred certain costs in conjunction with the retirement of our former President and Chief Operating Officer. The majority of the $2.1 million charge represented accelerated stock-based compensation expense recognized upon the amendment date. An amendment to the equity compensation arrangements with this former executive allows certain existing awards to continue to vest over their original vesting period instead of being forfeited upon separation.

2)	Reconciliation of 2011 Adjusted Guidance to 2011 Reported Guidance is as follows:

Full Year 2011 Guidance (1)
Diluted Earnings Per Share
Adjusted Guidance	$2.28 to $2.35
Restructuring, net of tax	(0.10) to (0.11)
Special separation benefits	(0.04)
Discrete tax items	(0.02)
Acquisition-related contingencies	0.01
Reported guidance	$2.12 to $2.20

(1) Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.37 for 2011. Actual results will vary as a result of variability of exchange rates.

WEST PHARMACEUTICAL SERVICES, INC.
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Nine Months Ended September 30,
	2011	2010
Depreciation and amortization	$57.3	$53.7
Operating cash flow	$88.9	$91.1
Capital expenditures	$(62.0)	$(49.8)

WEST PHARMACEUTICAL SERVICES, INC.
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of September 30, 2011	As of December 31, 2010
Cash and Cash Equivalents	$119.2	$110.2
Debt	$378.0	$358.4
Equity	$691.3	$625.7
Net Debt to Total Invested Capital †	27.2%	28.4%
Working Capital	$274.2	$266.9

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt and Equity.

Cautionary Statement
Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to statements about expected financial results for 2011and future years, including the Company’s long-term outlook.

Each of these estimates is based on preliminary information, and actual results could differ from these preliminary estimates.  We caution investors that the risk factors below, as well as those set forth under the caption "Risk Factors" in our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by our quarterly reports on Form 10-Q, could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements. You should evaluate any statement in light of these important factors. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Factors that may impact forward-looking statements include, but are not limited to:

•	sales demand and our ability to meet that demand;

•	competition from other providers in our businesses, including customers’ in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•
the timing, regulatory approval and commercial success of customer products that incorporate our packaging and delivery products and systems, including Daikyo Crystal Zenith® (“CZ”) prefilled syringes, cartridges and vials, and the Confidose®, SmartDose™ and NovaGuard™ systems;

•
whether customers agree to incorporate West’s products and delivery systems with their new and existing drug products, the ultimate timing and successful commercialization of those products and systems, which involves substantial evaluations of the functional, operational, clinical and economic viability of the Company’s products, and the rate, timing and success of regulatory approval for the drug products that incorporate the Company’s components and systems;

•
the timely and adequate availability of filling capacity, which is essential to conducting definitive stability trials and the timing of first commercialization of customers’ products in CZ prefilled syringes;

•	the timely execution and completion of our 2010 restructuring plan within the cost estimates, and the achievement of cost savings anticipated by the plan;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs, including professional employees and persons employed under collective bargaining agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials, key purchased components and finished products;

•	raw material price escalation, particularly petroleum-based raw materials, and our ability to pass raw material cost increases on to customers through price increases;

•	the cost and progress of development, regulatory approval and marketing of new products as a result of our research and development efforts;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, Danish Krone, Singapore Dollar, and Japanese Yen; and

•	the potential adverse effects of recently-enacted U.S. healthcare legislation on customer demand, product pricing and profitability.

This list sets forth many, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all of the factors and should not consider this list to be a complete statement of all potential risks and uncertainties. Except as required by law or regulation, we do not intend to update any forward-looking statements.

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.

Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd.
Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.